                                                                    Exhibit 3.23


                           FIRST AMENDED AND RESTATED

                         ARTICLES OF LIMITED PARTNERSHIP

                                       OF

                            INTERNATIONAL FUELS, L.P.

                            INCLUDING NAME CHANGE TO

                       HUNTSMAN INTERNATIONAL FUELS, L.P.





                           Dated as of October 1, 2000

                          FIRST AMENDED AND RESTATED
                                  ARTICLES OF
                            LIMITED PARTNERSHIP OF
                           INTERNATIONAL FUELS, L.P.
                           INCLUDING NAME CHANGE TO
                      HUNTSMAN INTERNATIONAL FUELS, L.P.


                                TABLE OF CONTENTS

                                                                         Page
                                   ARTICLE I
                                  DEFINITIONS

1.01   Certain Definitions..............................................   2
1.02   Terms Generally..................................................   3

                                  ARTICLE II
                                FORMATION, ETC

2.01   Formation........................................................   4
2.02   Duration.........................................................   4
2.03   Name.............................................................   4
2.04   Principal Office, Registered Office, and Registered Agent........   4
2.05   Purpose..........................................................   4

                                  ARTICLE III
                                GENERAL PARTNER

3.01   Designation of General Partner...................................   5
3.02   Standard of Performance..........................................   5
3.03   Powers...........................................................   5
3.04   Partnership Officers.............................................   6
3.05   Selection and Term of Executive Officers.........................   6
3.06   Removal of Executive Officers....................................   7
3.07   Duties...........................................................   7
3.08   Salaries.........................................................   8
3.09   Delegation.......................................................   8
3.10   General Authority................................................   8
3.11   Reimbursements and Fees..........................................   8

                                  ARTICLE IV
                                LIMITED PARTNER

4.01   Designation of Limited Partner...................................   8
4.02   No Control or Liability..........................................   8
4.03   Rights and Powers................................................   8
4.04   Dissolution or Bankruptcy of Limited Partner.....................   9

                                   ARTICLE V
                     CONTRIBUTIONS AND CAPITAL PERCENTAGES

5.01   Initial Contributions............................................   9
5.02   Additional Contributions and Loans...............................  10

                                  ARTICLE VI
                          ALLOCATIONS AND TAX MATTERS

6.01   Allocations......................................................  10
6.02   Accounting.......................................................  11
6.03   Records..........................................................  11
6.04   Tax Matters......................................................  12

                                 ARTICLE VII
                                DISTRIBUTIONS

7.01   Distributions of Partnership Cash Flow...........................  12
7.02   Distribution of Sale Proceeds....................................  12
7.03   Return of Contributions..........................................  13

                                 ARTICLE VIII
                      TRANSFERS OF PARTNERSHIP INTERESTS

8.01   Assignability....................................................  13
8.02   Admission as a Partner...........................................  13

                                  ARTICLE IX
                                  DISSOLUTION

9.01   Events of Dissolution............................................  13
9.02   Continuation of Business and Reconstitution of Partnership.......  14

                                   ARTICLE X
                 WINDING UP AFFAIRS AND DISTRIBUTION OF ASSETS

10.01  Liquidating Trustee..............................................  14
10.02  Distribution of Assets...........................................  14

                                  ARTICLE XI
                                    NOTICES

                                  ARTICLE XII
              REIMBURSEMENT, INDEMNIFICATION, AND RESPONSIBILITY

                                 ARTICLE XIII
                                 MISCELLANEOUS

13.01  Applicable Law...................................................  16

13.02  Successors.......................................................  16
13.03  Amendments.......................................................  16
13.04  No Third-Party Rights............................................  17
13.05  Entire Agreement.................................................  17
13.06  Waiver of Partition..............................................  17
13.07  Severability.....................................................  17
13.08  Certificates.....................................................  17
13.09  Counterparts.....................................................  17

                          FIRST AMENDED AND RESTATED
                                  ARTICLES OF
                            LIMITED PARTNERSHIP OF
                           INTERNATIONAL FUELS, L.P.
                           INCLUDING NAME CHANGE TO
                      HUNTSMAN INTERNATIONAL FUELS, L.P.


          THESE FIRST AMENDED AND RESTATED ARTICLES OF LIMITED PARTNERSHIP (this "Agreement") of INTERNATIONAL FUELS, L.P. INCLUDING NAME CHANGE TO HUNTSMAN
 ----------
INTERNATIONAL FUELS, L.P. (the "Partnership") are made and entered into,
                                -----------
effective as of the 1st day of October, 2000, by and between EUROFUELS LLC, a Delaware limited liability company (the "General Partner"), and EUROSTAR
                                         ----------------
INDUSTRIES LLC, a Delaware limited liability company (the "Limited Partner").
                                                           ---------------

                               W I T N E S E T H:
                               - - - - - - - - -

          WHEREAS, pursuant to the provisions of certain Articles of Limited Partnership of International Fuels, L.P. (the "Original Agreement"), dated
                                               ------------------
effective as of August 15, 2000, the Partnership was created as a limited partnership by the General Partner, as a general partner, and Huntsman ICI Chemicals LLC, a Delaware limited liability company ("HICI"), as a limited
                                                      ----
partner; and

          WHEREAS, HICI has assigned and transferred to the Limited Partner all right, title, and interest of HICI as a limited partner in the Partnership, including without limitation all rights and interests of HICI under the Original Agreement; and

          WHEREAS, the Limited Partner has assumed and agreed to pay, perform, and discharge when due and before delinquent all duties, obligations, and liabilities of HICI under the Original Agreement (but specifically excluding any duties, obligations, or liabilities of HICI under the Contribution and Transfer Agreement); and

          WHEREAS, pursuant to the provisions of Section 8.02 of the Original Agreement, the General Partner has consented and agreed to the substitution of the Limited Partner for and in the place of HICI as a limited partner in the Partnership; and

          WHEREAS, the General Partner and the Limited Partner desire to amend and restate the Original Agreement in its entirety and to change the name of the Partnership.

          NOW, THEREFORE, in consideration of the premises and intending to be legally bound by this Agreement, the General Partner and the Limited Partner hereby amend and restate the Original Agreement in its entirety and agree in respect of the Partnership as follows:

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

          1.01.  Certain Definitions.  As used herein:
                 -------------------

          "Act" shall mean the Texas Revised Limited Partnership Act.
           ---

          "Affiliate" shall mean, with respect to any specified person, any
           ---------
other person that directly or indirectly controls, is under control of, or is under common control with such specified person.

          "Capital Percentages" shall have the meaning set forth in Section
           -------------------
5.01.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.
           ----

          "Contribution and Transfer Agreement" shall mean the Contribution and
           -----------------------------------
Transfer Agreement, dated as of the 30th day of September, 2000, between the Partnership and HICI, a copy of which is attached hereto as Appendix B.

          "Contribution Loan" shall have the meaning set forth in Section 5.02.
           -----------------

          "Financing Funds" shall mean the funds realized during any fiscal year
           ---------------
in any Partnership financing or refinancing after being reduced by (i) payment, repayment, or other retirement of previously existing debt obligations made with such funds (at the election of the General Partner) and (ii) all costs, fees, expenses, and other deductions incurred in connection with such financing or refinancing.

          "General Partner" shall mean Eurofuels LLC, a Delaware limited
           ---------------
liability company, together with any successor or additional general partner admitted to the Partnership pursuant to Article VIII hereof.

          "HICI" shall mean Huntsman ICI Chemicals LLC, a Delaware limited
           ----
liability company.

          "Limited Partner" shall mean Eurostar Industries LLC, a Delaware
           ---------------
limited liability company, or any successor or additional limited partner hereafter admitted to the Partnership pursuant to Article VIII hereof.

          "Net Income" and "Net Loss" shall have the meanings given such terms
           ----------       --------
in Section 6.01.

          "Operating Revenues" shall mean, for any fiscal year, all gross
           ------------------
receipts of the Partnership other than (i) Financing Funds, (ii) Sale Proceeds, and (iii) initial capital contributions of Partners or their predecessors in interest.

          "Partners" shall mean collectively the General Partner and the Limited
           --------
Partner and, where no distinction is required by the context, singularly the General Partner or the Limited Partner.

          "Partnership Cash Flow" shall mean, for any fiscal year, the excess of
           ---------------------
(x) the sum of the Partnership's (i) Operating Revenues and (ii) Financing Funds over (y) Required Payments.

          "Prime Rate" shall mean the prime (or equivalent) rate announced by
           ----------
Deutsche Bank, New York, New York, as the same may change from time to time.

          "Required Payments" shall mean all obligations arising during any
           -----------------
fiscal year for (i) operating expenses and capital expenditures, including reimbursements payable to the General Partner, (ii) any reserves deemed necessary or appropriate by the General Partner, and (iii) all payments of any kind on all Partnership borrowings.

          "Sale Proceeds" shall mean, during any fiscal year, the sum of (a) the
           -------------
aggregate net proceeds received by the Partnership as the consideration for the voluntary or involuntary sale of all or any part of its capital assets, including cash, the fair market value of notes and other debt obligations, and the fair market value of securities and other property, but reduced by (i) selling expenses and all other costs, fees, and deductions incurred in connection with such sale, (ii) payments on or retirement of previously existing debt obligations made with such funds (at the election of the General Partner), and (iii) other Required Payments made from such funds, and (b) the net amount of insurance (including title insurance) proceeds or other compensation and condemnation awards received by the Partnership, but reduced by (i) funds used for repairs or restoration and expenses, costs, and fees incurred in connection therewith, (ii) payments on or retirement of previously existing debt obligations made with funds (at the election of the General Partner), and (iii) other Required Payments made from such funds.

          1.02.  Terms Generally.  The definitions in Section 1.01 shall apply
                 ---------------
equally to both the singular and plural forms of the terms defined. Whenever the context may require in this Agreement, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The term "person" means
                                                               ------
any individual, firm, corporation, partnership, limited liability company, trust, joint venture, governmental authority, or other entity or association. The words "include," "includes," and "including" shall be deemed to be used by
           -------    --------        ---------
way of example, rather than by way of limitation.

                                  ARTICLE II

                                FORMATION, ETC.
                                ---------------

          2.01.  Formation. The Partners hereby confirm the formation of the
                 ---------
Partnership as a limited partnership pursuant to the Act. The General Partner has filed in the appropriate office in the State of Texas a certificate of limited partnership. Promptly following the execution of this Agreement, the General Partner shall execute and file such other documents that may be required under the laws of the State of Texas for the continuation of the Partnership under the Act and for change of the name of the Partnership.

          2.02.  Duration.  The Partnership commenced upon the date the
                 --------
certificate of limited partnership was filed pursuant to the Act and shall continue until its business and affairs are wound up following dissolution pursuant to Section 9.01 hereof.

          2.03.  Name.  The business of the Partnership was previously carried
                 ----
on under the name of International Fuels, L.P. From and after the date hereof, the business of the Partnership shall be carried on under the name of Huntsman International Fuels, L.P.

          2.04.  Principal Office, Registered Office, and Registered Agent.  The
                 ---------------------------------------------------------
initial principal place of business of the Partnership shall be at 3040 Post Oak Boulevard, Houston, Texas 77056. The Partnership's registered office shall be at the office of its registered agent at 350 North St. Paul Street, Dallas, Texas 75201; and the name of its registered agent at such address shall be CT Corporation System. The General Partner may change the Partnership's registered agent, registered office, or place of business, at any time, in accordance with
Section 1.06 of the Act where applicable and shall give notice thereof to the other Partners, but such notice shall not be required for any such change to be effective.

          2.05.  Purpose. The Partnership is organized for the object and
                 -------
purpose of engaging in any lawful act, activity, or business for which a limited partnership may be formed under the Act, including without limitation the following: to manufacture, purchase, market, sell, distribute, broker, and otherwise deal in and with fuels and fuel additives of any type or nature and all related or similar components, materials, and products, directly or indirectly, as a partner in a partnership or otherwise; to purchase, own, hold, lease, operate, construct, mortgage, sell, and otherwise deal in and with real and personal property of any type or nature whatsoever; to borrow money and issue evidences of indebtedness in furtherance of the objects and purposes of the Partnership; to have and maintain one or more offices; and to do any and all acts and things which may be necessary, incidental, or convenient to carry on the Partnership's business and activities as contemplated by this Agreement.

                                  ARTICLE III

                                GENERAL PARTNER
                                ---------------

          3.01.  Designation of General Partner.  The management of the
                 ------------------------------
Partnership shall be vested exclusively in the General Partner. The name of the General Partner is Eurofuels LLC, and its business address is 3040 Post Oak Boulevard, Houston, Texas 77056 or such other address as the General Partner may hereafter designate in writing to the Limited Partner and the Partnership.

          3.02.  Standard of Performance.  The General Partner shall not be
                 -----------------------
obligated to devote its full time to the Partnership but shall only be obligated to devote such time and attention to the conduct of the business of the Partnership as shall be reasonably required for the conduct of such business; and the General Partner is expressly authorized to exercise its powers and discharge its duties hereunder through its officers and employees, any of whom may also be officers or employees of the Partnership.

          The General Partner shall act in good faith in the performance of its obligations hereunder but shall have no liability or obligation to any Limited Partner or the Partnership for any decision made or action taken in connection herewith if made or taken in good faith, irrespective of whether the same may be reasonably prudent or whether bad judgment was exercised in connection therewith. In no event shall the General Partner be or become obligated personally to respond to damages to any Limited Partner pursuant to this Agreement; the liability of the General Partner being limited to its interest in the Partnership. Any claim or judgment in favor of a Limited Partner shall be limited accordingly.

          3.03.  Powers.  Except to the extent otherwise provided herein, the
                 ------
General Partner shall have full power and authority to take all action in connection with the Partnership's business and affairs and to exercise exclusive management, supervision, and control of the Partnership's properties and business and shall have full power to do all things necessary or incident thereto. Without limiting the foregoing, the General Partner, without the necessity of any further approval of a Limited Partner, shall have the following powers:

     (a) to control and manage the Partnership's assets and business, and to arrange for collections, disbursements, and other matters necessary or desirable in connection with the management of the Partnership's assets and business (such power to include the power and authority to borrow money in furtherance of the Partnership's purposes, including financing in which net proceeds are procured);

     (b) to enter into, make, and perform contracts, agreements, and other undertakings binding the Partnership that may be necessary, appropriate, or advisable in furtherance of the purposes of the Partnership, and making all decisions and waivers under the foregoing;

     (c) to the extent that the Partnership's financial resources will permit the General Partner to do so, to see that all indebtedness of the Partnership, including all indebtedness owing with respect to and secured by the Partnership's assets, or any part thereof, is paid, and to make such other payments and perform such other acts as the General Partner may deem necessary to preserve the interest of the Partnership and carry on its business;

     (d) to pay and discharge all taxes and assessments levied and assessed against the Partnership's assets or any part thereof for the account of the Partnership and any other taxes levied or assessed in respect of the business of the Partnership;

     (e) to carry such insurance as the General Partner may deem necessary or appropriate;

     (f) to have such other authority and power as may be reasonably necessary or appropriate for the operation, maintenance, and preservation of the Partnership's assets and business; and

     (g) to determine the number of employees of the Partnership, if any, the selection of such employees, and the hours of labor and compensation for the service of such employees.

Without limiting the other provisions of this Agreement, it is understood and agreed that the General Partner shall have full power and authority, without the further consent of any Limited Partner, to finance, sell, lease, assign, pledge, hypothecate, encumber, or otherwise transfer any or all of the Partnership's assets or any interest therein.

          3.04.  Partnership Officers.
                 --------------------

          (a) The General Partner may select natural persons who are (or upon becoming an officer will be) agents or employees of the Partnership to be designated as officers of the Partnership, with such titles as the General Partner shall determine.

          (b) The officers of the Partnership shall consist of a President ("President") of the Partnership and such other officers of the Partnership as
-----------
determined from time to time by the General Partner, and such persons shall perform such duties in the management of the Partnership as may be provided in this Agreement or as may be determined by the General Partner.

          (c) The General Partner may leave unfilled any offices except that of President. Two or more offices may be held by the same person.

          3.05.  Selection and Term of Executive Officers.
                 ----------------------------------------

          (a) The officers as of the date of this Agreement are listed on Appendix A.

          (b) Each officer shall hold office until his or her death, resignation, or removal. Upon the death, resignation, or removal of an officer, or the creation of a new office, the General Partner shall have exclusive authority to fill the vacancy. Officers shall not be required to be employees of the Partnership. Any officer may also serve as an officer or employee of any Partner or affiliate of any Partner.

          3.06.  Removal of Executive Officers.  Any officer or agent may be
                 -----------------------------
removed, at any time, by the General Partner, with or without cause, whenever in the judgment of the General Partner the best interests of the Partnership would be served thereby.

          3.07.  Duties.
                 ------

          (a) Each officer or employee of the Partnership shall owe to the Partnership, but not to any Partner, all such duties (fiduciary or otherwise) as are imposed upon such an officer or employee of a Texas corporation. Without limitation of the foregoing, each officer and employee in any dealings with a Partner shall have a duty to act in good faith and to deal fairly; provided, however, that no officer shall be liable to the Partnership or to any Partner for his or her good faith reliance on the provisions of this Agreement.

          (b) The policies and procedures of the Partnership adopted by the General Partner may set forth the powers and duties of the officers of the Partnership to the extent not set forth in or inconsistent with this Agreement. The officers of the Partnership shall have such powers and duties, except as modified by the General Partner, as generally pertain to their respective offices in the case of a Texas corporation, as well as other such powers and duties as from time to time may be conferred by the General Partner and by this Agreement. The President and the other officers and employees of the Partnership shall develop and implement management and other policies and procedures consistent with this Agreement and the general policies and procedures established by the General Partner.

          (c) Notwithstanding any other provision of this Agreement, no Partner, representative, officer, employee, or agent of the Partnership shall have the power or authority, without specific authorization from the General Partner, to undertake any of the following:

                 (i) to do any act which contravenes (or otherwise is inconsistent with) this Agreement or which would make it impracticable or impossible to carry on the Partnership's business;

                 (ii)   to confess a judgment against the Partnership; or

                 (iii) to possess Partnership property other than in the ordinary conduct of the Partnership's business.

          3.08.  Salaries.  Salaries or other compensation of the officers of
                 --------
the Partnership shall be established by the General Partner. All fees and compensation of the officers and employees of the Partnership with respect to their services as such officers and employees shall be payable solely by the Partnership.

          3.09.  Delegation. The General Partner may delegate temporarily the
                 ----------
powers and duties of any officer of the Partnership, in case of absence or for any other reason, to any other officer of the Partnership, and may authorize the delegation by any officer of the Partnership of any of such officer's powers and duties to any other officer or employee of the Partnership, subject to the general supervision of such officer.

          3.10.  General Authority.  Persons dealing with the Partnership are
                 -----------------
entitled to rely conclusively on the power and authority of each of the officers as set forth in this Agreement. In no event shall any person dealing with any officer with respect to any business or property of the Partnership be obligated to ascertain that the terms of this Agreement have been complied with or be obligated to inquire into the necessity or expedience of any act or action of the officer; and every contract, agreement, lease, deed, mortgage, security agreement, promissory note, or other instrument or document executed by the officer with respect to any business or property of the Partnership shall be conclusive evidence in favor of any and every person relying thereon or claiming thereunder that (i) at the time of the execution and/or delivery thereof, this Agreement was in full force and effect, (ii) the instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership, and (iii) the officer was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Partnership.

          3.11.    Reimbursements and Fees.  The General Partner shall be
                   ------------------------
reimbursed by the Partnership for all third-party expenses incurred in connection with the discharge of its duties hereunder as General Partner, such as audit, accounting, and legal fees incurred by the General Partner in the accounting for and the maintenance of the assets of the Partnership; provided that the General Partner shall be required to pay such expenses only to the extent the Partnership provides funds therefor.

                                  ARTICLE IV

                                LIMITED PARTNER
                                ---------------

          4.01.  Designation of Limited Partner.  Effective as of the date
                 ------------------------------
hereof, Eurostar Industries LLC shall be the only Limited Partner. The address of the Limited Partner is 1209 Orange Street, Wilmington, Delaware 19801 or such other address as the Limited Partner may hereafter designate in writing to the General Partner and the Partnership.

          4.02.  No Control or Liability.  Except as otherwise provided herein,
                 -----------------------
(i) no Limited Partner shall have any control over the management of the Partnership or any power to transact any Partnership business, and (ii) no Limited Partner shall be personally liable for all or any part of the debts or other obligations of the Partnership.

          4.03.  Rights and Powers.
                 -----------------

          (a) No Limited Partner shall have any right or power to withdraw from the Partnership (or to receive any distribution under Section 6.04 of the Act in the event of withdrawal) or to cause the liquidation of the Partnership or the partition of its properties. Except as set forth in Article VII and Article X hereof, no Limited Partner shall have any right to priority of distributions from the Partnership over any other Partner.

          (b) Each Limited Partner shall have the following special rights and privileges:

                 (i) upon written request, access at all reasonable times and at its own risk and expense to the Partnership's assets with the right to observe all operations thereon; and

                 (ii) upon written request (stating the purpose thereof when required pursuant to the Act), the right to inspect, audit, and copy (at the expense of the Limited Partner, except as otherwise provided in the Act) at all reasonable times for any proper purpose records required to be maintained pursuant to Section 1.07 of the Act and other information regarding the business affairs and financial condition of the Partnership as is just and reasonable for the person to examine and copy.

          4.04.  Dissolution or Bankruptcy of Limited Partner.  The Partnership
                 --------------------------------------------
shall not be dissolved by the dissolution or bankruptcy of a Limited Partner, but no successor of a dissolved or bankrupt Limited Partner may be admitted to the Partnership as a substituted Limited Partner, except with the written consent of the General Partner.

                                   ARTICLE V

                     CONTRIBUTIONS AND CAPITAL PERCENTAGES
                     -------------------------------------

          5.01.  Initial Contributions.
                 ---------------------

          (a) As its initial and only required contribution to the capital of the Partnership, the General Partner has contributed to the Partnership the sum of Two Hundred Fifty Thousand Dollars ($250,000.00).

          (b) As the initial and only required contribution to the capital of the Partnership on the part of limited partners, HICI has contributed to the Partnership all right, title, and interest of HICI in and to the MTBE Business and the Transferred Assets (as such terms are defined in the Contribution and Transfer Agreement), as of September 30, 2000, all on the terms and subject to the conditions of the Contribution and Transfer Agreement. No further contribution to the capital of the Partnership is required on the part of the Limited Partner.

          (c) The Partners shall have the respective capital percentages (the "Capital Percentages") set forth opposite their names below under the heading
 -------------------
"Capital Percentage":

          General Partner                        Capital Percentage
          ---------------                        ------------------
          Eurofuels LLC                                 1%

          Limited Partner
          ---------------
          Eurostar Industries LLC                      99%

          5.02.  Additional Contributions and Loans.
                 ----------------------------------

          (a) If, at any time, in the judgment of the General Partner or pursuant to legal obligations of the Partnership, the Partnership requires funds for the operation of the Partnership's business for any reason in pursuance of the purposes and powers set forth in Sections 2.05 and 3.03 hereof, the General Partner may pursue any of the courses set forth in this Section 5.02. In no case will any Partner be required to make any additional contribution to the capital of the Partnership unless all of the Partners otherwise agree in writing.

          (b) The General Partner may on behalf of the Partnership attempt to borrow the necessary funds from third-party lenders at regular commercial rates. The General Partner shall in no event be required to obtain such funds on a recourse basis. In connection with any borrowing on behalf of the Partnership, the General Partner shall have full power and authority to mortgage or otherwise grant security interests in the Partnership's assets on behalf of and in the name of the Partnership.

          (c) The General Partner may elect under this Section 5.02(c) to loan such funds to the Partnership or to cause such loan to be made by an affiliate of the General Partner. Any such loan by the General Partner (or an affiliate thereof) to the Partnership is herein called a "Contribution Loan."
                                                          -----------------
Each Contribution Loan shall accrue interest on unpaid principal at a rate per annum equal to the lowest of (i) the Prime Rate, (ii) the maximum nonusurious rate allowed by applicable law, and (iii) any other rate acceptable to the General Partner. Each Contribution Loan shall be payable as a Required Payment to the extent of Partnership funds available, prior to any distributions to Partners.

                                  ARTICLE VI

                          ALLOCATIONS AND TAX MATTERS
                          ---------------------------

          6.01.  Allocations.
                 -----------

          (a)    "Net Income" and "Net Loss" shall mean the Partnership's income
                  ----------       --------
and loss, including the Partnership's realized depreciation and amortization expense, and any amounts of gains or losses realized by the Partnership upon the sale of all or any portion of Partnership property, after deducting all expenses incurred in connection with the Partnership's business.

          (b) Net Income or Net Loss realized by the Partnership for a fiscal year shall be allocated to the Partners according to their respective Capital Percentages.

          (c) Any tax credits shall be allocated to the Partners according to their respective Capital Percentages.

          6.02.  Accounting.
                 ----------

          (a) The fiscal year of the Partnership shall be the calendar year or such other period as the General Partner may determine. The net profits or net losses of the Partnership for each fiscal year shall be determined in accordance with generally accepted accounting practices consistently applied.

          (b) A capital account shall be maintained for each Partner on the books of the Partnership. A Partner's capital account shall be credited with the amount of such Partner's capital contributions when made and shall be credited or charged, as the case may be, with such Partner's distributive share of the Partnership's net profits or net losses determined under this Article VI. Distributions to Partners shall be charged to their respective capital accounts.

          (c) No Partner shall be entitled to any interest from the Partnership on its capital account or on its contributions to the capital of the Partnership; and except as otherwise provided herein, no Partner shall have the right to demand or to receive the return of all or any part of its capital account or of its contributions to the capital of the Partnership.

          (d) In accordance with Section 704(c) of the Code and applicable United States Treasury Regulations, income, gain, loss, and deduction with respect to any property contributed to the Partnership (or any predecessor thereto) shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership (or any predecessor thereto) for federal income tax purposes and the fair market value of such property for federal income tax purposes at the time of contribution. In addition, in the event that any asset of the Partnership is revalued pursuant to the provisions of Section 704(b) of the Code and the United States Treasury Regulations thereunder, subsequent allocations of income, gain, loss, and deduction for tax purposes with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its adjusted value, in the same manner as under
Section 704(c) of the Code and the applicable United States Treasury Regulations. Any elections or other decisions relating to such allocations shall be made by the General Partner.

          6.03.  Records.  All books of account and all other records of the
                 -------
Partnership shall be kept or made available by the General Partner at the Partnership's principal place of business in Houston, Texas. The General Partner shall keep or make available the records required by Section 1.07 of the Act at the Partnership's place of business. The Partnership shall keep in its registered office in Texas and make available to the Partners on reasonable request the street address of the Partnership's place of business in which the records required under this Section
6.03 are maintained.

          6.04.  Tax Matters.  The General Partner shall cause to be prepared
                 -----------
and filed all income tax returns of the Partnership and shall furnish copies thereof to the Limited Partner. The General Partner shall make all elections under the Code as the General Partner shall deem appropriate and in the best interest of the Partnership. In connection with any assignment of a Partner's interest in the Partnership permitted by Article VIII hereof, the General Partner shall have the right on behalf of the Partnership and at the time and in the manner provided in United States Treasury Regulations (S) 1.754-l(b) to make an election to adjust the basis of Partnership property in the manner provided in Sections 734(b) and 743(b) of the Code. The General Partner shall be the Partnership's "tax matters partner" as defined in Section 6231(a)(7) of the Code. In the event state income taxes become applicable, any references to federal income taxes or to "income taxes" contained herein shall refer to federal and state income taxes. References to the Code or United States Treasury Regulations shall be deemed to refer to corresponding provisions which may become applicable under state income tax statutes and regulations.

                                  ARTICLE VII

                                 DISTRIBUTIONS
                                 -------------

          7.01.  Distributions of Partnership Cash Flow.  Partnership Cash Flow
                 --------------------------------------
may be distributed from time to time, at the election of the General Partner, to the Partners in the proportions of their respective Capital Percentages. Any Partner who has received, in respect of a fiscal year of the Partnership, an aggregate amount of Partnership Cash Flow in excess of the amount to which it was entitled shall forthwith return such excess to the Partnership. Any amount so repaid to the Partnership shall be distributed to the other Partners to the extent that such other Partners did not receive, in respect of such fiscal year, the full amount of Partnership Cash Flow to which such Partners were entitled.

          7.02.  Distribution of Sale Proceeds.  In the event the Partnership
                 -----------------------------
realizes or receives distributions of Sale Proceeds arising from a transaction that does not result in dissolution of the Partnership pursuant to Article IX hereof, such Sale Proceeds or any part thereof may be distributed, at the election of the General Partner, to the Partners in the proportions of their respective Capital Percentages. In the event the Partnership realizes or receives distributions of Sale Proceeds arising from a transaction which results in such dissolution, Sale Proceeds shall be distributed as provided in Article X hereof. To the extent, if any, the deductions delineated in the definition of Sale Proceeds conflict with the priority of payment set forth in Article X,
Article X shall control.

          7.03.  Return of Contributions.  No Partner is entitled to any
                 -----------------------
distribution except as set forth herein or as required by law. Any distribution of surplus funds pursuant to this Article VII that constitutes a return of all or part of the contributions of any of the Partners shall be made only if the same is made in compliance with the Act.

                                 ARTICLE VIII

                      TRANSFERS OF PARTNERSHIP INTERESTS
                      ----------------------------------

          8.01.  Assignability.  A Partner's interest in the Partnership shall
                 -------------
not be assignable, directly or indirectly (or by transfer of the control of a Person that is a Partner), except with the written consent of the General Partner to the assignment; provided, however, that a Partner may, without the consent of the General Partner, assign (directly or indirectly) all or any part of its interest in the Partnership to an Affiliate of the assigning Partner.

          8.02.  Admission as a Partner.
                 ----------------------

          (a) A person may be admitted to the Partnership as a General Partner (i) with the consent of the General Partner or (ii) as provided in
Section 9.02(ii). A person may be admitted or substituted as a Limited Partner only with the written consent of the General Partner.

          (b) It is specifically understood and agreed that, if an event described in Section 4.02(a)(4) or (5) of the Act shall occur, upon the agreement of (i) the remaining General Partners (if any) and (ii) the General Partner to whom such an event shall have occurred, the General Partner described in (ii) above shall be re-admitted as a General Partner. In no event shall this
Section 8.02(b) be deemed to limit the right of the remaining General Partners to admit any person as a General Partner or a Limited Partner.

                                  ARTICLE IX

                                  DISSOLUTION
                                  -----------

          9.01.  Events of Dissolution.  The Partnership shall be dissolved upon
                 ---------------------
the occurrence of any of the following events:

          (a) the disposition of (other than by lease) all or substantially all of the properties and assets of the Partnership;

          (b) the acquisition by the General Partner of the interests hereunder of all limited partners of the Partnership;

          (c) the decision of the General Partner, at its sole discretion, to dissolve the Partnership;

          (d) an entry of a decree of judicial dissolution under Section 8.02 of the Act; or

          (e)    an event of withdrawal of the General Partner.

          9.02.  Continuation of Business and Reconstitution of Partnership.  On
                 ----------------------------------------------------------
dissolution of the Partnership pursuant to Section 9.01(e) above, the Partnership shall be reconstituted and its business continued without being wound up if (i) at the time of an event of withdrawal of a General Partner there remains a General Partner of the Partnership, in which event such remaining General Partner shall, without further action on the part of the remaining Partners, continue the Partnership and succeed to all rights theretofore held by the General Partners, or (ii) at the time of an event of withdrawal of the General Partner there remains no general partner, but the remaining Partners, within ninety (90) days after the date of such event of withdrawal, unanimously elect to continue the Partnership and appoint, effective as of the date of the event of withdrawal, an additional General Partner who shall succeed as General Partner hereunder.

                                   ARTICLE X

                 WINDING UP AFFAIRS AND DISTRIBUTION OF ASSETS
                 ---------------------------------------------

          10.01. Liquidating Trustee.  Upon dissolution of the Partnership, the
                 -------------------
General Partner (or its successor in interest) shall act as Liquidating Trustee, and shall proceed diligently to wind up the affairs of the Partnership and distribute its assets. In the course of winding up the business and affairs of the Partnership, all Partnership property shall be sold (unless the Liquidating Trustee elects, in its sole discretion, to distribute any such assets to the Partners or any thereof in kind), all resulting gains and losses shall be credited or charged to the capital accounts of the Partners in accordance with
Section 6.02(b) hereof, and all proceeds from such disposition shall be distributed pursuant to this Article X.

          10.02. Distribution of Assets.
                 ----------------------

          (a) In winding up the affairs of the Partnership, the Liquidating Trustee shall distribute the assets of the Partnership in the following order of priority:

                 (i) first, there shall be paid the liabilities of the Partnership owed to creditors, including Partners who are creditors other than solely as a result of the application of Section 6.06 of the Act;

                 (ii) second, there shall be paid the liabilities of the Partnership, if any, owed to Partners and former Partners for distributions enumerated in Section 8.05 of the Act; and

                 (iii) any remaining assets of the Partnership shall be distributed to the Partners in the proportions of their respective Capital Percentages.

          (b) If, after realization by the Partnership of all income and payment by the Partnership of all liabilities and expenses, the capital account of any Partner shows a deficit balance, such Partner shall not be required to contribute to the Partnership the amount of such deficit.

          (c) At the direction of the Liquidating Trustee, in its sole discretion, any Partnership property may be distributed in kind to the Partners. Any Partnership property which is distributed in kind to one or more Partners in liquidation of the Partnership shall be valued at its then fair market value (determined by agreement of all of the Partners). The difference, if any, between the basis of such property on the books of the Partnership and its fair market value shall be treated as gain or loss realized by the Partnership in liquidation and shall be allocated to the Partners in accordance with Article VI hereof (as if such property had in fact been sold in such manner and the gain or loss which would thereby have been recognized were in fact recognized). The excess of the fair market value over the amount of any debt secured by such property shall be treated as deemed Sale Proceeds for purposes of determining the Partners' distribution rights pursuant to this Article X.

                                  ARTICLE XI

                                   NOTICES
                                   -------

          Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered by telex, telegram, or facsimile to the party or to an executive officer of the party to whom the same is directed, or if sent by registered or certified mail or courier service, postage and charges prepaid, addressed to the Partner's and/or Partnership's address, as appropriate, which is set forth below, or such other address for notices as may hereafter be designated by such Partner or the Partnership by written notice to the other Partners and the Partnership. Any such notice shall be deemed to be delivered (i) if sent by mail, two (2) calendar days after being deposited in the United States mail with postage thereon prepaid, addressed and sent as aforesaid, (ii) if sent by facsimile, on the date of sending provided such sending is evidenced by electronic verification of receipt and a hard copy is sent by regular mail, or (iii) if sent by courier service, two (2) calendar days after timely delivery to the courier provided the courier guarantees next-day delivery.

                 (a)  If to the Partnership, to:

                         Huntsman International Fuels, L.P.
                         3040 Post Oak Boulevard
                         Houston, Texas 77056

                 (b)  If to the General Partner, to:

                         Eurofuels LLC
                         3040 Post Oak Boulevard
                         Houston, Texas 77056

                 (c)  If to the Limited Partner, to:

                         Eurostar Industries LLC
                         Everslaan 45
                         B-3078 Eversberg
                         Belgium

                                  ARTICLE XII

              REIMBURSEMENT, INDEMNIFICATION, AND RESPONSIBILITY
              --------------------------------------------------

          The General Partner and the officers of the Partnership shall be and are hereby indemnified and held harmless by the Partnership to the fullest extent permitted by law from and against any and all claims, demands, liabilities, costs, damages, suits, proceedings, and actions, administrative or investigative, of any nature whatsoever, in which they become involved, as a party or otherwise, by reason of their management of the business or affairs of the Partnership. The Partnership may indemnify employees and agents upon authorization, to the extent authorized, by the General Partner whereupon such indemnified employees or agents are also included as indemnitees hereby. The rights of indemnification provided herein shall be cumulative of and in addition to any and all rights to which the General Partner or any officers, agents, or employees of the Partnership may otherwise be entitled by contract or as a matter of law or equity and shall extend to their respective successors and legal representatives.

                                 ARTICLE XIII

                                 MISCELLANEOUS
                                 -------------

          13.01.  Applicable Law.  THIS AGREEMENT IS ENTERED INTO AND SHALL BE
                  --------------
CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE APPLICABLE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE.

          13.02.  Successors.  Except as otherwise provided herein, this
                  ----------
Agreement shall be binding upon the Partners, their successors and assigns, any or all of whom shall execute and deliver all necessary documents required to carry out the terms of this Agreement.

          13.03.  Amendments.  Except as otherwise expressly provided herein,
                  ----------
this Agreement may not be modified or amended except with a written instrument signed by all of the Partners or their respective successors or permitted assigns.

          13.04.  No Third-Party Rights.  Except as otherwise provided in
                  ---------------------
Article XII in respect of the officers of the Partnership, nothing in this Agreement shall be deemed to create any right in any person not a party hereto (other than the successors and assigns of a party hereto), and this instrument shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party except as aforesaid.

          13.05.  Entire Agreement.  This Agreement constitutes the entire
                  ----------------
agreement of the Partners relating to the matters contained herein and supersedes all prior contracts or agreements with respect to such matters, whether oral or written.

          13.06.  Waiver of Partition.  Each Partner hereby waives any right to
                  -------------------
partition of any property owned directly or indirectly by the Partnership or owned directly or indirectly by any partnership or other business entity in which the Partnership owns an interest.

          13.07.  Severability.  If any provision of this Agreement or the
                  ------------
application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

          13.08.  Certificates.  The General Partner shall execute and file, in
                  ------------
the manner and at such times as required by the Act, any writings required to amend or cancel the certificate of limited partnership of the Partnership, as appropriate.

          13.09.  Counterparts.  This Agreement may be executed in separate
                  ------------
original counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one and the same Agreement. Counterparts and signature pages transmitted by fax shall be valid as originals. All appendices and attachments to this Agreement are hereby incorporated by reference herein and made a part hereof as though set forth at length hereinabove.


                 [Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.


                         GENERAL PARTNER:

                              EUROFUELS LLC,
                              a Delaware limited liability company,


                                    By:  /s/ J. Nathan Hubbard
                                       -----------------------------------------
                                    Name:    J. Nathan Hubbard
                                         ---------------------------------------
                                    Title:   Vice President
                                          --------------------------------------


                         LIMITED PARTNER:

                              EUROSTAR INDUSTRIES LLC,
                              a Delaware limited liability company,


                                    By:  /s/ J. Kimo Esplin
                                       -----------------------------------------
                                    Name:    J. Kimo Esplin
                                         ---------------------------------------
                                    Title:   Senior Vice President
                                          --------------------------------------

APPENDIX A

                                    OFFICERS
                                    --------

          President:                                    Patrick W. Thomas
          Vice President:                               J. Nathan Hubbard
          Vice President:                               William A. Kennedy
          Vice President:                               Don H. Olsen
          Marketing Manager:                            Michael Wright
          Senior Product Manager:                       Robert Grady
          Director Governmental/Industry Relations:     Patrick H. McNamara
          Secretary:                                    Elizabeth A. Whitsett

APPENDIX B

                      CONTRIBUTION AND TRANSFER AGREEMENT
                      -----------------------------------


                                 [See Attached]